TSX-V: LEO | OTCQB: LCGMF

Lion Copper & Gold Announces Maiden Mineral Resource Estimate
for the Bear Deposit

Yerington, Nevada - August 4th, 2026 - Lion Copper & Gold Corp. (CSE: LEO) (OTCQB: LCGMF)  ("Lion" or the "Company") is pleased to announce its maiden Mineral Resource Estimate ("MRE") for the Bear Deposit located within the Company's Yerington Copper Project in Lyon County, Nevada.

Highlights

  Maiden MRE containing an Indicated Resource of 6.71 billion pounds of contained copper (1,064 Mt @ 0.29% Cu) and an Inferred Resource of 8.77 billion pounds of contained copper (1,770 Mt @ 0.22% Cu).

  The MRE provides a significant technical platform for future engineering, mine planning and resource conversion activities.

  Resource remains open for expansion and upgrading, subject to further exploration and evaluation.

  The Bear Deposit is contiguous with the Company's flagship Yerington Copper Project and materially expands Lion's district-scale copper mineral resource endowment within the Yerington Copper District.

CEO Comment

John Banning, Chief Executive Officer, commented:

"The maiden Mineral Resource Estimate for the Bear Deposit represents a defining technical milestone for Lion and significantly enhances the scale and long-term potential of the Yerington Copper Project.

Early in my time with Lion, our Co-Chair, Dr. Tom Patton - whose career includes leading exploration teams responsible for world-class discoveries of the Diavik diamond mine in Canada and the Peñasquito silver deposit in Mexico - challenged management to 'Tackle the Bear!' That simple challenge became one of our strategic priorities. We immediately set about systematically reevaluating our existing knowledge of the deposit, geological modelling and data compilation with rigorous technical analysis to determine its true potential.

Today's Mineral Resource Estimate of approximately 6.71 billion pounds Indicated and 8.77 billion pounds Inferred is the culmination of that work and reflects the vision of the Lion Board, dedication and expertise of our employees, consultants and technical team over several years. With approximately 43% of the contained copper classified as an Indicated Mineral Resource, Bear provides a strong foundation for future engineering studies while also presenting significant opportunities to further upgrade and expand the Inferred Mineral Resource through additional drilling.

The Bear Deposit materially strengthens Lion's copper endowment and reinforces the exceptional geological potential of the Yerington Copper District. As with many large development-stage mining projects, advancing the Bear Deposit toward potential future development will require continued engineering, permitting, financing and securing any additional property interests that may ultimately be required. We believe this Mineral Resource Estimate represents an important step toward unlocking the long-term value of the Bear Deposit and creating lasting value for our shareholders."

Strategic Importance

The Bear Deposit materially increases Lion's mineral resource inventory and enhances optionality for future mine planning and district-scale development. The Company believes Bear further strengthens the strategic significance of the Yerington district as a potential long-life source of domestically produced copper.

Mineral Resource Estimate

The MRE for the Bear Project is summarized in the table below. Mineral Resources are reported at a copper cut-off grade of 0.10 Cu% within a resource pit shell.

Material	Cut-off Grade (Cu%)	Tonnes (Mt)	Cu%	Contained Cu (000 Cu lbs)
Indicated Sulfide	0.1	1,064	0.29	6,710,000
Inferred Sulfide	0.1	1,770	0.22	8,770,000

Notes:

1. Effective date for this Mineral Resource estimate is July 21, 2026.

2. Mineral Resources were estimated in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), CIM Definition Standards on Mineral Resources and Reserves (2014)

3. The independent qualified person for the Mineral Resource, as defined by NI 43-101 guidelines, is Tim Maunula, P.Geo. of T. Maunula & Associates Consulting Inc.

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4. The 2026 Mineral Resource estimate uses a break-even economic cut-off grade of 0.10 %Cu for sulfide material based on assumptions of a net copper price of US$4.22/lb (after smelting, refining, transportation and royalty charges) and 75% recovery in sulfide material.

5. Mineral resources are presented as undiluted and in situ for an open-pit scenario and are considered to have reasonable prospects for eventual economic extraction. The constraining pit shell was developed using overall pit slopes of 40 degrees in overburden and 45 degrees in bedrock. The pit optimization to develop the resource-constraining pit shells was performed using HxGN MinePlan software.

6. The quantity and grade of the reported Inferred Resource in this MRE are uncertain in nature and there has been insufficient drilling to define the Inferred Resource as Indicated.

7. Mineral Resources are not Mineral Reserves and do not demonstrate economic viability.

8. There is no certainty that all or any part of the Mineral Resource will be converted into Mineral Reserves.

9. The Qualified Person is not aware of any known environmental, permitting, legal, taxation, socio-political, financial, or other relevant issues that could materially affect the MRE.

10. The Company controls most of the property required for the future development of the Bear Deposit and remains engaged in ongoing property acquisitions.

11. Calculations used metric units (meters, tonnes). Metal contents in the above table are presented in percent, pounds, and tonnes. Metric tonnages and pounds were rounded, and any discrepancies in total amounts are due to rounding errors.

The MRE model was prepared using HxGN MinePlan™ 16.2.1 software and is based on 79 drill holes and 25,825 assays. The cut-off date for the drill hole database was December 31, 2024. The model included five geographic domains and five mineralized domains based on copper grade indicators and structural controls.

Composites of 3.05-meter length were created inside the domains. A total of 16,653 composites were generated.  Grade capping was applied on the composite data based on outlier analysis for each of the ten domains. Capping values ranged from 0.20% to 2.638%.

The bulk density of 2.6 g/cm3 was based on historic and recent testwork from the Yerington and MacArthur deposits which are proximal to the Bear Deposit and have the same host rocks.

Grade model resource estimation was calculated from composited drill hole data using an ordinary kriging (OK) interpolation method in blocks measuring 25m x 25m x 15m in size. Inverse distance weighting and nearest neighbor grade estimation were used for block model verification.

The Indicated and Inferred Mineral Resource categories are constrained to areas where drill spacing is less than 250 meters and 400 meters, respectively, and show reasonable geological and grade continuity. The mineral resource estimates were classified in accordance with the CIM Definition Standards for Mineral Resources and Mineral Reserves (2014).

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Geological Summary

The Bear Deposit is interpreted as a large porphyry copper system within the Yerington District. The estimate is supported by drilling, geological interpretation, wireframing, block modelling and geostatistical estimation completed in accordance with industry standard practice. Future activities are expected to focus on expanding mineralization and upgrading portions of the Inferred Mineral Resource.

Property Interests

The MRE has been prepared using the Company's current mineral interests and the assumptions described in the supporting NI 43-101 Technical Report, which will be filed within 45 days of this press release. Lion does not presently own or control all surface and/or other property interests that may ultimately be required for future development of the Bear Deposit. The Qualified Person has concluded that the mineralization demonstrates reasonable prospects for eventual economic extraction based on the assumptions and constraints described in the Technical Report. There can be no assurance that all property interests, access rights, permits or other authorizations necessary for future development will be obtained on acceptable terms or at all.

Nuton Earn-in Agreement

The Bear Deposit forms part of the "Mining Assets" subject to the Option to Earn-in Agreement between the Company, its wholly owned subsidiary Singatse Peak Services, LLC ("SPS") and Rio Tinto America Inc. from March 2022 (the "Option Agreement"). Rio Tinto America Inc. later assigned all of its rights and obligations under such Option Agreement to its indirect wholly owned subsidiary, Nuton LLC ("Nuton") in November 2025.

In December 2025, the Company, SPS and Nuton entered into a definitive Earn-In Agreement relating to the "Mining Assets", which include the Yerington Mine, the MacArthur Project Property, the Wassuk properties, the Bear Option, the Mason Valley Claims and certain associated rights, including water rights (the "Earn-in Agreement").

Under the Earn-In Agreement, and subject to Nuton satisfying the applicable funding requirements, Nuton has the sole and exclusive right to acquire not less than 65% of the ownership interests in a newly formed limited liability company (the "LLC"). Following the Investment Decision contemplated by the Earn-In Agreement, if both the Company and Nuton elect to proceed, the Earn-In Agreement provides for the LLC to be formed and for the Mining Assets to be transferred to it, other than any assets Nuton elects not to have transferred. Nuton does not currently hold an ownership interest in the Mining Assets. There can be no assurance that Nuton will elect to proceed or that the formation and asset transfers contemplated by the Earn-In Agreement will be completed. Nuton's ongoing evaluation activities currently remain focused on the Yerington Copper Project and assessing the potential application of the sulfide leaching technology (Nuton® Technology) in the deposit, with the Company and SPS remaining responsible for mining operations relating to the Mining Assets during the term of the Earn-In Agreement. In December 2025, the Company and Nuton executed a definitive Earn-In agreement, and in January 2026 the Company received a further funding installment from Nuton to advance the Definitive Feasibility Study ("DFS") and associated permitting activities for the Yerington Copper Project.

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Additional information regarding the Nuton earn-in arrangement is set out in the Company's prior news releases and continuous disclosure filings.

Next Steps

Lion intends to continue evaluating options to integrate the deposit into broader district planning alongside its Yerington Copper Project which is currently in the Definitive Feasibility Study stage of development. Lion also intends to evaluate expansion and upgrading strategies for the Bear resource and evaluate development scenarios to support advancing engineering studies.

Qualified Person

The Mineral Resource estimate and information regarding supporting data has been reviewed and approved by Tim Maunula, P.Geo., an independent Qualified Person as defined under NI 43-101.

The other scientific and technical information contained in this news release has been reviewed and approved by Todd Bonsall, MMSA QP, a consultant to Lion and a Qualified Person as defined under NI 43-101.

Cautionary Note

Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. Future development will depend on engineering, permitting, financing, acquisition or maintenance of necessary property interests and numerous technical, environmental, legal and commercial factors. There can be no assurance that the Bear Deposit will ultimately be developed into a producing mine.

On behalf of the Board of Directors,

John Banning
Chief Executive Officer
Lion Copper and Gold Corp.
(775) 463 9600
info@lioncg.com

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Forward-Looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable Canadian securities laws and forward-looking statements within the meaning of applicable United States securities laws, including the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Bear Deposit, the Mineral Resource Estimate, the potential upgrading or conversion of the Mineral Resource, future exploration, drilling, geological interpretation engineering, mine planning, technical studies, permitting, financing, property acquisitions, access rights, and the earn-in arrangement. Forward-looking statements are generally identifiable by words such as "may", "will", "expect", "intend", "plan", "believe", "anticipate", "estimate", "potential", "could", "should" and similar expressions, and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including risks relating to mineral resource estimation, exploration results, technical studies, metal prices, permitting, financing, title, access and property rights, environmental and regulatory matters, and market conditions.

Forward-looking statements are based on assumptions that management believes to be reasonable as of the date of this news release, including assumptions regarding the accuracy of the Mineral Resource Estimate and supporting technical information, metal prices, recovery assumptions, operating and capital cost assumptions, availability of financing, regulatory and permitting timelines, access to lands and infrastructure, and the ability to obtain or maintain necessary property interests and authorizations.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied. Such risks include, without limitation, uncertainty of Inferred Mineral Resources, inability to convert Mineral Resources to Mineral Reserves, commodity prices, metallurgical recoveries, capital and operating costs, availability of equipment, labor and services, permitting and environmental matters, title, surface rights and property access, financing availability, and general economic, political and industry conditions.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

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